Exhibit (a)(6)

                              FOR IMMEDIATE RELEASE

MacKenzie Patterson Fuller, LP announces an extension of and waiver of Minimum Condition of the tender offer for Consolidated Resources Health Care Fund II

Moraga, Calif. (Market Wire)--May 14, 2007-- MPF-NY 2007, LLC; MPF Badger Acquisition Co., LLC; MP Falcon Fund, LLC; MacKenzie Patterson Special Fund 6, LLC; MacKenzie Patterson Special Fund 6-A, LLC; MP Value Fund 8, LLC; MPF Acquisition Co. 3, LLC; MacKenzie Patterson Special Fund 5, LLC; MPF Senior Note Program I, LP; MPF ePlanning Opportunity Fund, LP; MPF DeWaay Fund 4, LLC; MPF Income Fund 22, LLC; MPF Special Fund 8, LLC; MacKenzie Patterson Special Fund 7, LLC; MPF DeWaay Premier Fund 4, LLC; MPF Special Fund 9, LLC; and MacKenzie Patterson Fuller, LP (the "Purchasers") have extended the expiration date with respect to their tender offer for units of limited partnership interests (the "Units") in Consolidated Resources Health Care Fund II (the "Partnership"), through May 21, 2007.

The Purchasers are also waiving the Minimum Condition, such that any and all Units will be accepted upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 26, 2007 (the "Offer to Purchase") and the related Letter of Transmittal, except that the Minimum Condition will not apply. As of the date hereof, a total of 216 Units have been tendered by unitholders and not withdrawn. No other Units have been tendered to date.

Unitholders should read the Offer to Purchase and the related materials carefully because they contain important information. Unitholders will be able to obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase, the Supplemental Letter to Unitholders, the Letter of Transmittal, and other documents that the company has filed with the U.S. Securities and Exchange Commission at the commission's website at www.sec.gov. Unitholders also may obtain a copy of these documents, without charge, from our website at www.mpfi.com (click on MPF Tenders), or by calling toll free at 800-854-8357.

Contact: Christine Simpson, 800-854-8357 x. 224
MacKenzie Patterson Fuller, LP
1640 School Street, Suite 100
Moraga, California 94556